Exhibit 10.04.1

CITIGROUP INC.

ACTION OF THE SENIOR HUMAN RESOURCES OFFICER

I, Michael Schlein, Senior Human Resources Officer of Citigroup Inc. (the "Corporation"), under authority delegated to me by the Personnel, Compensation and Directors Committee ("PCDC") of the Board of Directors of Citigroup and under authority granted the PCDC by the Board of Directors of Citigroup Inc., hereby authorize the following actions in the name of, and on behalf of the Corporation:

  Effective for plan years beginning on or after January 1, 2002, there shall be no further benefit accruals based upon the plan year compensation for the following plans with the exceptions noted:

Plan	Exceptions to accruals
Supplemental ERISA Compensation Plan of Citibank, N.A.	Grandfathered Participants (as defined in Section 1.30 of Part I of The Citigroup Pension Plan) will continue to accrue benefits.
Travelers Group Retirement Benefit Equalization Plan
Grandfathered Employees (as defined in Section 1.24 of Part II of The Citigroup Pension Plan) will continue to accrue benefits under this plan, but only under formulas provided under Exhibit E of Part II of The Citigroup Pension Plan (not under any cash balance formula).
Associates First Capital Corporation Excess Benefit Plan
Employees covered by the Associates First Capital Corporation Pension Plan ("Associates Plan") who satisfy the requirements of Section 2.6 of the Associates Plan will continue to accrue benefits. Compensation in excess of $500,000 shall be disregarded.
Associates First Capital Corporation Supplemental Retirement Income Plan	Employees covered by the Associates Plan who satisfy the requirements of Section 2.6 of the Associates Plan will continue to accrue benefits. Compensation in excess of $500,000 shall be disregarded.

This resolution shall not affect the calculation of vesting under any of the foregoing plans.

Dated:	1/3/02	/s/ Michael Schlein Michael Schlein